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                                                                     EXHIBIT 5.1

                  OPINION OF KUMMER KAEMPFER BONNER & RENSHAW

July 13, 2000

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 92880


Ladies and Gentleman:

We have acted as counsel for Watson Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 24, 2000, by and among the Company, WS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company and Schein Pharmaceutical, Inc., a Delaware corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 13,664,157 shares of the Company's common stock, $0.0033 par value per share ("Common Stock"), subject to the exercise of options, to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on May 23, 2000, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

By: /s/ KUMMER KAEMPFER BONNER & RENSHAW
    -------------------------------------
    Kummer Kaempfer Bonner & Renshaw